Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com

For Immediate Release

                     Shire Chief Executive Stahel to Leave;
                  Will Remain In Post Until Successor Is Found
                Global Search for Candidate to Begin Immediately

BASINGSTOKE, UK - 29th October 2002 - Shire Pharmaceuticals Group PLC (LSE: SHP, NASDAQ ADR: SHPGY, TSX: SHQ) today announced that Rolf Stahel will leave the board, and the company, as soon as a successor is found. The Board will commence a global search for a new chief executive immediately.

"Shire's future prospects are strong," Mr. Stahel said. "After leading six mergers and acquisitions and with the successful launch of Adderall XR this year, I now believe this is the right time to prepare to hand the company over to a successor."

Acknowledging Mr. Stahel's contributions, Dr. James Cavanaugh, chairman, said, "The Board is grateful for Rolf's nearly nine years of service during the period when the company grew from $3 million of annual sales to $878 million at the end of 2001, and today's market capitalisation of nearly $4 billion. Shire now is poised for a new chapter of growth.

"Shire has a strong product pipeline, a deep and capable management team, a highly skilled R&D staff and a first-rate sales force, so we are quite optimistic that we will have a new CEO in place early next year. In the meantime, we will continue to execute our strategic plan," Dr. Cavanaugh said.

Revenue and earnings guidance reiterated

Shire reiterates its prior revenue and earnings guidance last provided on 1 August 2002, which is repeated below:

Full year 2002: Shire is currently likely to deliver total revenue growth in the mid to high teens and mid to high single digit earnings growth compared to 2001. Operating margin is still forecast to be at the upper end of Shire's stated target range of 25-30%.

Assuming the anticipated continued success of ADDERALL XR and the potential launch and roll out of FOSRENOL in European and US markets, subject to regulatory approvals, as well as growth from other significant sources of revenue, Shire continues to remain confident that it can deliver good growth in 2003.

Shire will announce its Q3 results on 6 November 2002.



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Mr. Stahel, 58 years old, joined Shire in March 1994, as chief executive. Under
Mr. Stahel, the company made several strategic acquisitions, launched major new products and dramatically enlarged Shire and positioned it in new markets.

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Media Enquiries

Shire:                                                 Hullin Metz:
Jessica Mann - Media           +44 1256 894280         Susan Hullin:                    +1 212 752 1044
Financial Dynamics:                                    Chancery Communications:
Tim Spratt:                    +44 207 269 713         David Waller:                    +44 207 2696940

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Investor Relations

Shire:
Angus Russell:  01256 894127

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international specialty pharmaceutical company with a strategic focus on three therapeutic areas - central nervous system disorders (CNS), oncology and anti-infectives. Shire also has two platform technologies: advanced drug delivery and Biologics. Shire's core strategy is based on research and development combined with in-licensing and a focus on eight key pharmaceutical markets.

THE "SAFE HARBOUR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. The statements in this press release that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event that such risks or uncertainties materialise, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialisation, the impact of competitive products, patents, government regulation and approval, and other risks and uncertainties detailed from time to time in periodic reports produced by Shire, including the Annual Report filed on Form 10K by Shire with the Securities and Exchange Commission.